Exhibit 99.1

Pacer Elevates Tom Shurstad to President of

Pacer International; Also Appoints Tom Finkbiner as

President of Pacer Stacktrain

CONCORD, Calif.--(BUSINESS WIRE)--June 1, 2006--Pacer International, Inc. (Nasdaq:PACR), the North America transportation and logistics provider, announced the promotion of Tom Shurstad to president of Pacer International and concurrently appointed Tom Finkbiner as president of Pacer Stacktrain, Pacer's wholesale intermodal transportation service provider, effective June 1, 2006.

In his new role, Shurstad -- who most recently served as president of Pacer Stacktrain -- will have executive responsibility for all of Pacer International's activities. Don Orris, Pacer International's chairman and chief executive officer, described the appointment as a logical step in the maturation of Pacer's management team that will strengthen the leadership of the company. "Tom Shurstad has demonstrated his leadership skills in directing the strong financial performance of our wholesale segment over the last five years," said Orris. "His extensive background in the rail intermodal business, both in the wholesale and retail segments, places him in a unique position to guide the further development of the entire company. While I will remain chairman and chief executive officer, Tom Shurstad's new responsibilities will include all of the operating and commercial activities that previously reported to me."

Concurrently, Pacer International has appointed Tom Finkbiner as president of Pacer Stacktrain, replacing Shurstad in that role and as head of Pacer's wholesale segment, which includes both Pacer Stacktrain and Pacer Cartage. The wholesale segment provides intermodal services to transportation intermediaries, while Pacer's retail segment serves manufacturers and retailers directly. Finkbiner, who has resigned from the Board of Directors of Pacer International in order to accept this appointment, has a long and distinguished career in the transportation business. His experience includes tenures as vice president of Intermodal for Norfolk Southern Corp. and as president and chief executive officer of Quality Distribution, Inc.

"We are fortunate to have Tom Finkbiner join our management team," said Orris. "He knows Pacer well from his service on the Board, and he has extensive experience in the intermodal business. He makes a strong addition to our management team."

Orris added, "These are logical steps for us to take as we continue to build on Pacer's strong foundation of recent years. The fact that we could draw upon our current executive and Board team to structure this evolution demonstrates that we have developed a management team with depth, experience and the capability to continue our strong performance."

ABOUT PACER INTERNATIONAL -- Pacer International, a leading non-asset based North America third-party logistics and freight transportation provider, through its subsidiaries and divisions, offers a broad array of logistics and other services to facilitate the movement of freight from origin to destination. Its services include wholesale Stacktrain (cost-efficient, two-tiered rail transportation for containerized shipments) and cartage (local trucking) services; and retail intermodal marketing, truck brokerage, trucking services, warehousing and distribution, international freight forwarding, and supply-chain management services. Pacer International is headquartered in Concord, California. Its business units Pacer Stacktrain and Pacer Global Logistics are headquartered in Concord, California, and in Dublin, Ohio, respectively. Web site: www.pacer-international.com.

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CONTACT: Pacer International, Inc.

Mike Uremovich, 505-690-0019 (Vice Chairman)

muremovich@pacerintl.com

or

Potash & Company

Steve Potash, 510-865-0800

steve@potashco.com